Exhibit 99.1

VELATEL ACQUIRES HONG KONG MVNO CHINA MOTION TELECOM

SAN DIEGO, November 27, 2012 (GLOBE NEWSWIRE) – VelaTel Global Communications (OTCQB:VELA), a leader in deploying and operating wireless broadband and telecommunication networks worldwide, announced today that it is paying HK$45 million (approximately US$5.8 million) to acquire 100% of the capital stock of China Motion Telecom (HK) Limited.

China Motion, www.cmmobile.com.hk/eng/, is the leading mobile virtual network operator (MVNO) in Hong Kong, with more than 100,000 customers, generating $12 million in revenue and $2 million in EBITDA (net of certain intercompany charges) during its fiscal year completed March 31, 2012. As an MVNO, China Motion partners with leading mobile carriers in Greater China region to provide mobile wireless network services to retail customers using its own billing support systems, customer service and sales personnel. China Motion’s business model focusses on frequent travelers who conduct cross-border business between Hong Kong, Taiwan and mainland China. China Motion offers customers a single cell phone SIM chip with dual number capability for use in both Hong Kong and China.

The acquisition of China Motion furthers several of VelaTel’s long term strategic goals. First, China Motion’s access to wholesale voice and data services using the wireless network resources of incumbent carriers will allow VelaTel to begin deployment of its projects in mainland China for state owned companies NGSN and China Aerospace with a fraction of the capital expenditures originally budgeted. Second, China Motion’s experience and personnel in sales and marketing, customer service and billing solutions provides a platform to serve not only the NGSN and China Aerospace projects, but also VelaTel’s expanding networks in Peru, Croatia, and Montenegro. Third, the acquisition creates tremendous synergies with VelaTel’s Europe based subsidiary Zapna, which also focusses on long distance and roaming solutions that cater particularly to the frequent international traveler.

“Our management and our investors are very pleased with the China Motion acquisition,” stated VelaTel’s President, Colin Tay. “Not only are the financial terms very favorable from the standpoint of purchase price compared to enterprise value; the real value comes from the synergies with our other divisions and the operational experience China Motion provides.”

About VelaTel Global Communications, Inc.

VelaTel acquires spectrum assets through acquisition or joint venture relationships, and provides capital, engineering, architectural and construction services related to the build-out of wireless broadband telecommunications networks, which it then operates by offering services attractive to residential, enterprise and government subscribers. VelaTel currently focuses on emerging markets where internet penetration rate is low relative to the capacity of incumbent operators to provide comparable cutting edge services, and/or where the entry cost to acquire spectrum is low relative to projected subscribers. VelaTel currently has project operations in People’s Republic of China, Croatia, Montenegro and Peru. Additional target markets include countries in Latin America, the Caribbean, Southeast Asia and Eastern Europe. VelaTel’s administrative headquarters are in Carlsbad, California. For more information, please visit www.velatel.com.

Safe Harbor

This press release may contain forward-looking statements that involve risks and uncertainties. Actual results, events and performances could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause actual results, expressed or implied, to differ materially from expected results. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making an investment decision.

Contacts:

VelaTel Global Communications, Inc.

Tim Matula

Investor Relations

(Toll Free) 1-877-260-9170

investors@velatel.com